Exhibit 99.3

Contact:	Investor Relations: Ryan Kimball 916-321-1849 rkimball@mcclatchy.com

McCLATCHY ANNOUNCES PRICING OF $910 MILLION

OF ITS 9.00% SENIOR SECURED NOTES DUE 2022

SACRAMENTO, CA, Dec. 3, 2012 — The McClatchy Company (NYSE: MNI) today announced that it has priced its offering of $910 million aggregate principal amount of its 9.00% Senior Secured Notes due 2022 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The aggregate principal amount of notes to be issued has been increased from the originally announced $750 million to $910 million.  The offering is expected to close on December 18, 2012, subject to satisfaction of customary closing conditions.

The notes will have an issue price of 100.00% and will be senior obligations of McClatchy and will be guaranteed by each of McClatchy’s material domestic and certain other subsidiaries that guarantee indebtedness under McClatchy’s credit agreement.  The notes and guarantees will be secured by a first-priority lien on certain of McClatchy’s and the subsidiary guarantors’ assets and will rank pari passu with liens granted under McClatchy’s credit agreement.  However, the proceeds of any collection or other realization of collateral received in connection with the exercise of remedies will be applied first to repay amounts due under McClatchy’s revolving credit facility and certain “superpriority” obligations that McClatchy may incur in the future, before the holders of the notes receive such proceeds.  Interest will be payable semi-annually at a rate of 9.00% per annum on December 15 and June 15 of each year, commencing on June 15, 2013.

McClatchy intends to use the net proceeds of the offering, together with borrowings under its credit agreement and cash on hand, to fund its cash tender offer for any and all of the approximately $846 million aggregate principal amount of its 11.50% Senior Secured Notes due 2017.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.